Exhibit 99.1

AgFeed Industries, Inc. Reports Record 3rd Quarter Financial Results, Revises 2008 Earnings Guidance

NEW YORK, NY--(MARKET WIRE)--Nov 13, 2008 -- AgFeed Industries, Inc. (FEED - News), the largest commercial hog producer and the largest premix feed company in China, today announced record financial results for the quarter ended September 30, 2008:

•	Revenue grew year over year by 316% to approximately $49.4 million from $11.9 million

•	Gross Profit increased 279% year over year to $12.3 million from $3.2 million

•	Comprehensive Income increased by 279% to $8.5 million for the third quarter of 2008 from $2.3 million for the third quarter of 2007

•	Income from Operations of $9.3 million, an increase of 353% from 2007 period

•	Net Income of $8.2 million, up 296% from 2007 Q3 Net Income of $2.1 million and 110% from 2008 Q2 Net Income of $3.9 million

•	Earnings per Share of $0.25, up 222% from 2007 Q3 Earnings per Share of $0.08

•	Revises 2008 earnings estimate downward

•	Strategic discussions with leading global genetic companies

Record 3rd Quarter Revenue

AgFeed recorded increased revenues in its hog production and premix feed production businesses  Revenue from premix feed sales was $12.4 million, up from $11.9 million in the third quarter of 2007 and $12.2 million in the second quarter of 2008. Revenue from hog production was $37.0 million in the third quarter of 2008, up from $23.4 million in the prior quarter. The increase in premix feed sales was due to expanded independently owned, exclusive AgFeed retail distribution store sales (now more than 900 stores), broadened commercial hog farm direct sales channels, coupled with the effects of two previously implemented price increases in their premix feed products. Expanding customer recognition of the quality "AgFeed" brand name products continues to stimulate revenue growth. The increase in revenue from hog sales was, in part, due to the successful integration of recently acquired producing hog farms. AgFeed sold more than 150,000 hogs during the quarter, up significantly from production in the prior quarter.

Record 3rd Quarter Earnings

AgFeed reported premix feed related income from operations of $2.6 million, compared to $2.2 million in the corresponding quarter of 2007 and $1.7 million from the immediately preceding quarter. These results reflected 20% net income margins and were in line with the Company's expectations. Strong premix feed earnings performance was driven by efficient cost management, increased economies of scale on raw material purchases, and long term annual supply agreements entered in early 2008 for key raw materials. Reported hog sales related income from operations for AgFeed were $6.9 million, up slightly from the prior quarter. AgFeed's income from hog operations for the quarter is reflective, in part, of the successful integration of 28 hog farms acquired since late 2007. The anticipated synergistic benefits derived from acquired hog farms, including increased operating efficiencies, economies of scale, advanced disease control initiatives and centralized cash/accounting management have exceeded the Company's initial targets.

Earnings Guidance

AgFeed's business is being negatively impacted by, among other factors, a decrease in the price of hogs, a surge in the supply of swine, and the overall economic downturn in China and worldwide. We are conscientiously maintaining efficient cost of production. Additionally, the Company has made a strategic determination to scale back its planned expansion of the hog farm business during the current economic downturn.

As a result of these factors, the Company believes that its previous 2008 earnings guidance of adjusted net earnings per share guidance of between $1.10 and $1.20 per share is no longer accurate. Management believes that adjusted earnings per share should range from $0.55 to $0.65 for 2008. AgFeed believes that its premix feed production will remain steady and that it is on course to produce approximately 650,000 hogs on an annual basis. Due to the current volatility in the markets in China and worldwide, the Company has chosen not to provide earnings guidance beyond 2008, and retracts the guidance it had previously provided for 2009.

Management Comments

Our record results were driven primarily by volume increases, offset by the results of a surge in the market supply of swine, peak pricing of key raw ingredients and a consumption slowdown that compressed margins.

Our board and management remain totally committed to enhancing shareholder value through solid earnings growth and good corporate governance. We will continue to execute our business plan in a favorable business environment in which we see our strong operating efficiencies and increased economies of scale benefiting our financial performance. Our management's agreement to enter into share lock up agreements is a reflection of our total commitment to the interest of our public shareholders.

We operate in a generally favorable market environment. China produces approximately 600 million hogs annually, making it the largest market for pork in the world. More than 1.2 billion Chinese consume pork as their primary source of meat. 65% of all meat consumed in China is pork. Chinese consumers consume more pork each year than the rest of the world combined. We are geographically positioned to take advantage of the most favorable segment of this market. Our hogs are sold in some of the wealthiest regions in China -- Shanghai and Guangdong -- where some of the highest hog prices in China are captured due to the large local population and its high income levels as well as deep pork consuming cultures. Historically, hog prices in our target markets have been approximately 5.5% higher than China 's national average prices. Our hog farms are strategically located to effectively access this market. Our hog farms are in Shanghai, Guangdong, Guangxi, Jiangxi, Fujian and Hainan provinces, neighboring provinces to our consumer markets. These geographic locations represent more than 67% of China 's total annual hog production. AgFeed is a market leader in these regions.

Additionally, we have a feed cost efficiency advantage. Our feed manufacturing plants are located in the same regions as our hog farms, permitting significant cost savings on raw material purchases from which greater economies of scale are realized, thanks to our integrated feed to hog production model.

AgFeed management has a realistic understanding of our business through the last 13 years of our successful corporate history. We have highly skilled founders/managers who are industry experts. We believe the pork consuming Chinese population of approximately 1.2 billion people will continue to demand fresh pork on a daily basis. Additionally, it is our belief that China's rapid urbanization, and the reduction in backyard hog production, will present long-term opportunities for commercial production systems to develop and grow. AgFeed intends to continue to capitalize on this situation to position AgFeed as a quality, low cost producer of premix feed and hogs going forward.

AgFeed Completes Acquisition of Previously Announced Commercial Hog Farms

In late October 2008, AgFeed completed the acquisition of all of the equity interest in two commercial producing hog farms located in the Guangxi Province, PRC. These farms have an aggregate annual hog production capability of approximately 29,000 hogs, with existing facilities for additional expansion.

Commodity Prices Relevant to Our Premix Feed Business

The current quarter has seen corn and soybean meal prices begin to decline. Corn represents about 70% of our total feed component in swine diets. Corn costs in China have moved up slightly with world markets but have dropped recently, declining approximately 11% from the average price for the first six months of 2008. Our increased economies of scale on raw material purchases resulted in a price discount of approximately 4.8% on our overall raw materials costs, compared to market prices in general. With expected increases in seasonal consumption along with seasonal supply pressure AgFeed believes that it may see improving margins in our premix feed business in the coming months.

Efficient Hog Farm Management Process

AgFeed believes that a combination of local hog farm management and centralized operations is efficient to the overall success of its hog farm business. As a result, the Company has maintained on-site operational management and staff of each of its commercial hog farms following acquisition and has established a pre-determined set of corporate operating efficiency standards, which is applicable to all farms. The Company further has established centralized systems for all operations to further maximize operating efficiency, including: accounting and internal control; raw material purchasing; disease prevention and bio-security response teams; and sales and marketing operations. This management system has been successfully implemented in the past and will continue to be utilized going forward in our hog farm operations.

Hog Genetics Program

AgFeed intends to implement a hog genetics program. We believe a quality hog genetics program utilizing the right genotypes could reduce hog production cost from our current cost levels. AgFeed is currently in strategic discussions with several leading global hog genetics companies in an effort to further this goal.

About AgFeed Industries, Inc.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a US company with its primary operations in China . AgFeed has two profitable business lines -- premix animal feed and hog production. AgFeed is China 's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the US . China also has the world's largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

SAFE HARBOR DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of November 13, 2008. The Company assumes no obligation to update any forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company's financial results and estimates, business plans and prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the availability and prices of live hogs, raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; operating efficiencies; interest rate and foreign currency exchange rate fluctuations; access to capital; the cost of compliance with environmental and health standards; actions of the PRC government; governmental laws and regulations affecting our operations, including tax obligations; the ability to make effective acquisitions at the prices we expect and successfully integrate newly acquired businesses into existing operations; the success of our research and development activities, changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to the threat of terrorist activity; and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contact:
U.S. Contact:
Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
Summer Xie
Corporate Communications
AgFeed Industries, Inc.
Tel: 011-86-13767051503
Email: info@agfeedinc.com